PO Box 5420 Cincinnati, OH 45201-5420 Shipping Address: MassMutual Ascend Life Insurance Company 191 Rosa Parks Cincinnati, OH 45202

Re: Individual Index-linked Modified Single Premium Deferred Annuity Contracts

Ladies and Gentlemen:

This opinion is provided in connection with the registration statement on Form N-4 (the “Registration Statement”) that has been filed with the Securities and Exchange Commission by MassMutual Ascend Life Insurance Company (“MMALIC”) for the purpose of registering individual index-linked modified single premium deferred annuity contracts (the “Contracts”).

I have examined MMALIC’s Amended and Restated Articles of Incorporation, MMALIC’s Amended and Restated Code of Regulations, other corporate records, and pertinent provisions of Ohio insurance laws, together with such other documents as I have deemed appropriate.

Based on the foregoing, it is my opinion that:

•	MMALIC is duly organized and validly existing as an insurance company under the laws of the State of Ohio;

•	MMALIC has the legal power and authority to create and issue the Contracts; and

•

The Contracts to be sold pursuant to the Registration Statement, when issued, will represent binding obligations of MMALIC in accordance with their terms, provided such Contracts are issued for the consideration set forth therein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement.

Dated: October 28, 2026	Very truly yours,

/s/ John P. Gruber, Esq.
John P. Gruber, Esq.
General Counsel
MassMutual Ascend Life Insurance Company